As filed with the Securities and Exchange Commission on April 2, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE CANNABIST COMPANY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

British Columbia	98-1488978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

680 Fifth Ave., 24th Floor

New York, New York 10019

(212) 634-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Derek Watson

Chief Financial Officer

Columbia Care LLC

680 Fifth Ave., 24th Floor

New York, New York 10019

(212) 634-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James Guttman

Dorsey & Whitney LLP

TD Canada Trust Tower

Brookfield Place, 161 Bay Street, Suite 4310

Toronto, Ontario, Canada M5J 2S1

(416) 367-7376

Approximate date of commencement of proposed sale to the public:

From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 2, 2024

PROSPECTUS

THE CANNABIST COMPANY HOLDINGS INC.

84,426,229 Common Shares

This prospectus (the “Prospectus”) relates to the resale of 84,426,229 shares (the “Note Shares”) of common stock, par value $0.001 per share, (the “Common Shares”) to be issued upon the conversion of those certain senior secured convertible debentures issued on March 19, 2024 (the “Convertible Notes”) of The Cannabist Company Holdings Inc. (the “Company”) by the selling stockholders named herein (the “Selling Stockholders”). We are not selling any Common Shares, and will not receive any proceeds from the sale of any Common Shares by the Selling Stockholders pursuant to this prospectus.

Our registration of the securities covered by this Prospectus does not mean that the Selling Stockholders will offer or sell any of the Note Shares. The Selling Stockholders may sell the Note Shares offered by this Prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this Prospectus under the caption “Plan of Distribution.” The Note Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under “Plan of Distribution” and in supplements to this Prospectus in connection with a particular offering of our Common Shares by the Selling Stockholders. The Selling Stockholders will bear all underwriting commissions and discounts, if any, attributable to the sales of the Note Shares. We will bear other costs, expenses and fees in connection with the registration of the securities covered by this Prospectus.

The Common Shares and certain Common Share purchase warrants of the Company (the “CGGC Warrants”) are listed on the Cboe Canada (the “Cboe”) under the symbols “CBST” and “CBST.WT”, respectively. The Common Shares are quoted on the OTCQX Best Market (the “OTCQX”) under the symbol “CBSTF” and on the Frankfurt Stock Exchange under the symbol “3LP”.

THESE COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE ‘‘SEC’’) OR ANY STATE SECURITIES COMMISSION OR REGULATOR NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION OR REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Investing in the Common Shares is speculative and involves significant risks. You should carefully review and evaluate certain risk factors contained in this Prospectus and in the documents incorporated by reference herein before purchasing the Common Shares. See “Forward-Looking Information” and “Risk Factors”.

The Company is not making an offer of the Common Shares in any jurisdiction where such offer is not permitted.

This Prospectus is being provided in relation to the distribution of securities of an entity that currently derives, directly, substantially all of its current revenues from the cannabis industry in certain U.S. states, which industry is illegal under U.S. federal law. The Company, through its subsidiaries, currently owns or manages interests in several state-licensed medical and/or adult use marijuana businesses in Arizona, California, Colorado, Delaware, Florida, Illinois, Maryland, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, Virginia, Washington, D.C. and West Virginia. The Company has exited its prior operations in the Missouri, Utah, the European Union and Puerto Rico markets.

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811) (the “CSA”), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug. Under United States federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. The United States Food and Drug Administration (the “FDA”) has not approved cannabis as a safe and effective drug for any indication.

In the United States, cannabis is largely regulated at the state level. State laws regulating cannabis are in direct conflict with the federal CSA, which makes cannabis use and possession federally illegal. Although certain states authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal, and any such acts are criminal acts under federal law. The Supremacy Clause of the United States Constitution establishes that the United States Constitution and federal laws made pursuant to it are paramount and, in case of direct conflict between federal and state law, the federal law shall apply. The Company faces risks for operating in an industry that is illegal under federal law, including that third party service providers could suspend or withdraw services.

Until 2018, the federal government provided guidance to federal law enforcement agencies and banking institutions through a series of United States Department of Justice (“DOJ”) memoranda. The most significant of these memoranda was drafted by former Deputy Attorney General James Cole in 2013 (the “Cole Memo”).

The Cole Memo offered guidance to federal enforcement agencies as to how to prioritize civil enforcement, criminal investigations and prosecutions regarding marijuana in all states. The Cole Memo put forth eight prosecution priorities:

1.	Preventing the distribution of marijuana to minors;

2.	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs and cartels;

3.	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

4.	Preventing the state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

5.	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

6.	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

7.	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

8.	Preventing marijuana possession or use on federal property.

On January 4, 2018, former United States Attorney General Jefferson Sessions rescinded the Cole Memo by issuing a new memorandum to all United States Attorneys (the “Sessions Memo”). Rather than establish national enforcement priorities particular to marijuana-related crimes in jurisdictions where certain marijuana activity was legal under state law, the Sessions Memo instructs that “[i]n deciding which marijuana activities to prosecute ... with the DOJ’s finite resources, prosecutors should follow the well-established principles that govern all federal prosecutions.” Namely, these include the seriousness of the offense, history of criminal activity, deterrent effect of prosecution, the interests of victims, and other principles.

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The former Attorneys General who succeeded former Attorney General Sessions following his resignation did not provide a clear policy directive for the United States as it pertains to state-legal marijuana-related activities. It is still not yet known whether the DOJ under President Biden and Attorney General Merrick Garland will re-adopt the Cole Memo or announce a substantive marijuana enforcement policy. Justice Garland stated at a confirmation hearing in 2021 before the United States Senate that “It does not seem to me a useful use of limited resources that we have, to be pursuing prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. I don’t think that’s a useful use.” Recently, in testimony in February of 2023 before the Senate Judiciary Committee, Attorney General Garland said the DOJ is “still working on a marijuana policy” and that policy – when issued – “will be very close to what was done in the Cole Memorandum.”1

Nonetheless, there is no guarantee that state laws legalizing and regulating the sale and use of marijuana will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to marijuana (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law. Currently, in the absence of uniform federal guidance, as had been established by the Cole Memo, enforcement priorities are determined by respective United States Attorneys, and notwithstanding public statements to the contrary, federal law enforcement could enforce the CSA – and its criminal prohibition on commercial cannabis activity.

Due to the CSA categorization of marijuana as a Schedule I drug, federal law also makes it illegal for financial institutions that depend on the Federal Reserve’s money transfer system to take any proceeds from marijuana sales as deposits. Banks and other financial institutions could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses under the United States Currency and Foreign Transactions Reporting Act of 1970 (the “Bank Secrecy Act”). Therefore, under the Bank Secrecy Act, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be charged with money laundering or conspiracy.

While there has been no change in U.S. federal banking laws to accommodate businesses in the large and increasing number of U.S. states that have legalized medical and/or adult-use marijuana, the Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”), in 2014, issued guidance to prosecutors of money laundering and other financial crimes (the “FinCEN Guidance”). The FinCEN Guidance advised prosecutors not to focus their enforcement efforts on banks and other financial institutions that serve marijuana-related businesses so long as that business is legal in their state and none of the federal enforcement priorities referenced in the Cole Memo are being violated (such as keeping marijuana away from children and out of the hands of organized crime). The FinCEN Guidance also clarifies how financial institutions can provide services to marijuana-related businesses consistent with their Bank Secrecy Act obligations, including thorough customer due diligence, but makes it clear that they are doing so at their own risk. The customer due diligence steps include:

1.	Verifying with the appropriate state authorities whether the business is duly licensed and registered;

2.	Reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its marijuana-related business;

[1]

John Schroyer, (2021 February 22) Attorney general nominee Garland signals friendlier marijuana stance, available at https://mjbizdaily.com/attorney-general-nominee-merrick-garland-signals-friendlier-marijuana-stance/

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3.	Requesting from state licensing and enforcement authorities available information about the business and related parties;

4.

Developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus adult-use customers);

5.	Ongoing monitoring of publicly available sources for adverse information about the business and related parties;

6.	Ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and

7.	Refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk.

With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

Because most banks and other financial institutions are unwilling to provide any banking or financial services to marijuana businesses, these businesses can be forced into becoming “cash-only” businesses. While the FinCEN Guidance decreased some risk for banks and financial institutions considering serving the industry, in practice it has not substantially increased banks’ willingness to provide services to marijuana businesses. This is because, as described above, the current law does not guarantee banks immunity from prosecution, and it also requires banks and other financial institutions to undertake time-consuming and costly due diligence on each marijuana business they accept as a customer.

Those state-chartered banks and credit unions that do have customers in the marijuana industry charge marijuana businesses high fees to pass on the added cost of ensuring compliance with the FinCEN Guidance. Unlike the Cole Memo, however, the FinCEN Guidance from 2014 has not been rescinded. Despite the rescission of the Cole Memo in 2018, the Company continues to do the following towards ensuring compliance with the guidance provided by the Cole Memo, the FinCEN Guidance, and other best industry practices:

•

The Company and its subsidiaries operate in compliance with licensing requirements that are set forth with regards to cannabis operation by the applicable state, county, municipality, town, township, borough, and other political/administrative divisions.

•

The Company’s cannabis-related activities adhere to the scope of the licensing obtained – for example, in the states where only medical cannabis is permitted, products are sold only to patients who hold the necessary documentation to permit the possession of the cannabis.

•	The Company performs due diligence on contractors or anyone provided access to secure areas of its facilities to prevent cannabis products from being distributed to minors.

•

The Company works to ensure that the licensed operators have an adequate inventory tracking system and adequate procedures in place so that their compliance system can track inventory effectively. This is done so that there is no diversion of cannabis or cannabis products into states where cannabis is not permitted by state law, or across state lines in general.

•	The Company conducts background checks as required by applicable state law.

•

The Company conducts reviews of activities of the cannabis businesses, the premises on which they operate, and the policies and procedures that are related to possession of cannabis or cannabis products outside of its licensed premises (including the cases where such possession is permitted by regulation – e.g., transfer of products between licensed premises). These reviews are completed to ensure that licensed operators do not possess or use cannabis on federal property or engage in manufacturing or cultivation of cannabis on federal lands.

There have been recent developments regarding the potential for cannabis to be removed from the most restrictive schedule under the CSA. On October 6, 2022, President Joe Biden requested that the Secretary of the U.S. Department of Health and Human Services (“HHS”), Xavier Becerra, and Attorney General Merick Garland initiate a scientific review of the basis for cannabis’ scheduling under the CSA. After approximately

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11 months of review, on August 29, 2023, HHS Assistant Secretary of Health, Rachel Levine, sent a letter to Drug Enforcement Administration (“DEA”) Administrator, Anne Milgram, that is believed to recommend rescheduling marijuana from Schedule I to Schedule III of the Controlled Substances Act (“CSA”). The recommendation was based on a scientific and medical review by the FDA with an analysis of the eight factors determinative of control of a substance under the CSA.

As a result, the DEA can now initiate a formal rule-making process that would potentially reschedule marijuana from its current Schedule I classification. The DEA is bound by the HHS recommendation in regard to the scientific and medical matters but can ultimately make a different scheduling decision. The DEA may also account for the United States’ treaty obligations, including the United Nations Single Convention on Narcotics. The DEA will consider several factors that include: (1) marijuana’s actual or relative potential for abuse, (2) scientific evidence of its pharmacological effect, (3) the state of current scientific knowledge; (4) history and current pattern of abuse, (5) scope, duration, and significance of abuse, (6) risks to public health, (7) psychic or psychological dependence liability, and (8) whether marijuana is an immediate precursor of a substance already controlled under the CSA. The DEA has not yet started a formal rule-making process, which would require a public hearing on the record with an administrative law judge(s) making the final decision whether to adopt the new regulation. The regulation would be subject to challenges and judicial review. The DEA is not under a required timeline to initiate and complete this process.

On September 13, 2023, the Congressional Research Service (“CRS”) published a report stating that the DEA is “likely” to reschedule marijuana according to the HHS recommendation. According to the CRS report, this would have “broad implications for federal policy” and potentially impact state medical and recreational programs. If rescheduling occurs, various federal agencies such as the DOJ, FDA, FinCEN, and the Internal Revenue Service (“IRS”) may issue additional memoranda providing further regulatory, tax, and enforcement priority instruction as it relates to marijuana that would replace the previous guidance.

The Company’s objective is to capitalize on the opportunities presented as a result of the changing regulatory environment governing the cannabis industry in the United States. Accordingly, there are a number of significant risks associated with the business of the Company. Unless and until the U.S. Congress amends the CSA with respect to medical and/or adult-use cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current federal law, and the business of the Company may be deemed to be producing, cultivating, extracting, or dispensing cannabis or aiding or abetting or otherwise engaging in a conspiracy to commit such acts in violation of the CSA and other federal laws in the United States.

For these reasons, the Company’s investments in the U.S. cannabis market may subject the Company to heightened scrutiny by regulators, stock exchanges, clearing agencies and other Canadian and U.S. authorities. See section entitled “Risk Factors” herein.

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1

ABOUT THIS PROSPECTUS

Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or “Cannabist Company” refer to The Cannabist Company Holdings Inc., a corporation existing under the laws of British Columbia, Canada, individually, or as the context requires, collectively with its subsidiaries.

In this Prospectus, currency amounts are stated in U.S. dollars (“$”), unless specified otherwise. All references to C$, CAD$ and CDN$ are to Canadian dollars.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus and the documents that we incorporate by reference. It is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of the Company’s business and before making any investment decision, you should read the entire Prospectus and the documents incorporated by reference, including the section entitled “Risk Factors” commencing on page 7 of this Prospectus and the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”).

General

The Company’s common shares are listed on the Cboe Canada (the “Cboe”) under the symbol “CBST” and are quoted on the OTCQX Best Market (the “OTCQX”) under the symbol “CBSTF” and on the Frankfurt Stock Exchange under the symbol “3LP”.

The Company’s principal business activity is the production and sale of cannabis as regulated by the regulatory bodies and authorities of the jurisdictions in which it operates.

The Company, through its subsidiaries, currently owns or manages interests in several state-licensed medical and/or adult use marijuana businesses in Arizona, California, Colorado, Delaware, Florida, Illinois, Maryland, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, Virginia, Washington, D.C. and West Virginia. The Company has exited its prior operations in Missouri, Utah, the European Union and Puerto Rico.

The registered office of the Company is 1700, 666 Burrard St., Vancouver, BC V6C 2X8. The head office is located at 680 5th Ave., 24th Floor, New York, New York 10019. The Company’s telephone number is (212) 634-7100.

History of the Company

The Company was incorporated under the Business Corporations Act (Ontario) (the “OBCA”) on August 13, 2018 under the name “Canaccord Genuity Growth Corp.” as a special purpose acquisition corporation for the purpose of effecting an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination.

On October 17, 2018, the Company announced that it had entered into a letter of intent with Columbia Care LLC (“Old Columbia Care”) to exclusively negotiate a business combination between the two companies. On November 21, 2018, the Company announced that it had entered into a definitive agreement (the “Transaction Agreement”) with Old Columbia Care pursuant to which, among other things, the Company would acquire all of the membership interests of Old Columbia Care by way of a merger between Old Columbia Care and a newly-formed Delaware subsidiary of the Company (the “Business Combination”). The Business Combination constituted the Company’s qualifying transaction.

The Business Combination was completed on April 26, 2019, at which point Old Columbia Care became a 100% wholly-owned subsidiary of the Company. In connection with the closing of the Business Combination, the Company was continued out of the jurisdiction of Ontario under the OBCA and into the jurisdiction of British Columbia under the Business Corporations Act (British Columbia) (“BCBCA”).

Effective September 19, 2023, the Company changed its name from “Columbia Care Inc.” to “The Cannabist Company Holdings Inc.” (the “Name Change”). In connection with the Name Change, on September 21, 2023, the Company’s Common Shares and warrants began trading under the ticker symbols “CBST” and “CBST.WT”, respectively, on the Cboe. The Company’s Common Shares began trading under ticker symbol “CBSTF” on the OTCQX on September 26, 2023.

Recent Developments

March 2024 Private Placement

On or about March 15, 2024, the Company entered into subscription agreements with institutional investors for the purchase and sale of $25.75 million aggregate principal amount of 9.00% senior secured convertible debentures due 2027 (the “March 2024 Notes”) in a concurrent private brokered offering (the “Brokered Offering”) and private non-brokered offering (the “Non-Brokered Offering” and together with the Brokered Offering, the “March 2024 Offerings”). The March 2024 Notes are comprised of (i) $19.5 million in aggregate principal amount of notes (the “New Notes”) issued at an original issue discount of $800 (per $1,000 in principal amount) per New Note; and (ii) $6.25 million in aggregate principal amount of notes (the “Exchange Notes”) issued at an original issue discount of $800 (per $1,000 in principal amount) per Exchange Note, in exchange for $5.0 million in aggregate principal amount of the Company’s 6.0% senior secured convertible notes due June 2025 issued and outstanding under a trust indenture with Odyssey Trust Company dated as of May 14, 2020, as supplemented, as consideration. The Exchange Notes were exchanged pursuant to the Exchange Agreement (as defined below).

The March 2024 Offerings closed concurrently on March 19, 2024. In connection with the transactions, the Company and the investors entered into a customary registration rights agreement (the “Registration Rights Agreement”). The Company is filing the Registration Statement of which this Prospectus forms a part at the request of the Selling Stockholders pursuant to the Registration Rights Agreement. The March 2024 Notes were issued pursuant to the exemption from registration provided by Rule 506(b) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

January 2024 Exchange Agreement

On January 22, 2024, the Company entered into an exchange agreement (the “Exchange Agreement”) with certain of the Selling Stockholders (the “Holders”) who held the Company’s 6.0% senior secured convertible notes due June 2025 (the “June 2025 Notes”), pursuant to which the Company agreed to repurchase up to US$25 million principal amount of the June 2025 Notes in exchange for Common Shares in three separate tranches between January and June 2024, subject to the fulfillment of certain conditions in the Exchange Agreement.

In the event the conditions are fulfilled and the Holders fail to transfer their June 2025 Notes in accordance with the terms of the Exchange Agreement, the Company has the right, but not the obligation, to require the Holders to transfer some or all of the portion of the $25 million principal amount of June 2025 Notes still held by the Holders.

September 2023 Private Placement

On September 18, 2023, the Company entered into subscription agreements with certain Selling Stockholders for the purchase and sale of 22,244,210 units of the Company (the “September 2023 Units”) at a price of C$1.52 per Unit (the “Issue Price”) pursuant to a private placement (the “September 2023 Offering”), for aggregate gross proceeds of approximately C$33.8 million or approximately US$25 million. Each Unit consists of one Common Share (or Common Share equivalent) and one half of one warrant that entitles the holder to acquire one Common Share at a price of C$1.96 per Common Share, a 29% premium to issue, for a period of three years following the closing of the September 2023 Offering (“September 2023 Warrant”). The September 2023 Offering consisted of an aggregate of 21,887,240 Common Shares, 11,122,105 September 2023 Warrants and 356,970 pre-funded warrants that provide the holder the right to purchase one Common Share at an exercise price of C$0.0001 per Common Share (the “September 2023 Pre-Funded Warrants”). The September 2023 Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the September 2023 Pre-Funded Warrants are exercised in full. The September 2023 Offering closed on September 21, 2023.

FORWARD-LOOKING INFORMATION

This Prospectus, and certain documents incorporated by reference into this Prospectus, contain certain “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian and United States securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. In certain cases, such information can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, or “anticipate”, “potential”, “proposed”, “estimate” and other similar words, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussions of strategy. Forward-looking information includes estimates, plans, expectations, opinions, forecasts, projections, targets, guidance, or other statements that are not statements of fact. Such forward-looking information is made as of the date of this Prospectus, or in the case of documents incorporated by reference herein, as of the date of each such document. Forward-looking information in this Prospectus or the documents incorporated by reference herein include, but are not limited to, statements with respect to:

•

the impact of the July 2023 termination of the acquisition of the Company’s issued and outstanding shares by Cresco Labs LLC on the Company’s current and future operations, financial condition and prospects;

•	the redemption of the Company’s remaining 13% senior secured notes due May 2024;

•	the impact of the Company’s corporate restructuring plan;

•	the fact that marijuana remains illegal under federal law;

•	the application of anti-money laundering laws and regulations to the Company;

•	legal, regulatory, or political change to the cannabis industry;

•	access to public and private capital;

•	unfavorable publicity or consumer perception of the cannabis industry;

•	expansion to the adult-use markets;

•	the impact of laws, regulations, and guidelines;

•	the impact of Section 280E of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);

•	the impact of state laws pertaining to the cannabis industry;

•	the Company’s reliance on key inputs, suppliers and skilled labor;

•	the difficulty of forecasting the Company’s sales;

•	constraints on marketing products;

•	potential cyber-attacks and security breaches;

•	net operating loss and other tax attribute limitations;

•	the impact of changes in tax laws;

•	the volatility of the market price of the Common Shares;

•	reliance on management;

•	litigation;

•	future results and financial projections; and

•	the impact of global financial conditions.

Forward-looking information contained in certain documents incorporated by reference in this Prospectus are based on the key assumptions described in such documents and may prove inaccurate. Certain of the forward-looking information contained herein or in the documents incorporated by reference concern the medical cannabis and adult-

use cannabis industry; the general expectations of the Company related thereto; the Company’s ability to implement its growth strategies and business plan; the Company’s ability to keep pace with changing consumer preferences; the ongoing ability of the Company to conduct business in the regulatory environments in which it operates and may operate in the future; the profitability or liquidity of the Company and the impact of increased debt and interest costs; and the Company’s business and operations and are based on estimates prepared by the Company using data from publicly available governmental sources, as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which the Company believes to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While the Company is not aware of any misstatement regarding any industry or government data presented herein, the current cannabis industry involves risks and uncertainties and is subject to change based on various factors.

Readers are cautioned that the above list of cautionary statements is not exhaustive. A number of factors could cause actual events, performance or results to differ materially from what is projected in forward-looking information. The purpose of forward-looking information is to provide the reader with a description of management’s expectations, and such forward-looking information may not be appropriate for any other purpose. Prospective purchasers should not place undue reliance on forward-looking information contained in this Prospectus or in any document incorporated by reference therein. Although the Company believes that the expectations reflected in such forward-looking information are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law. The forward-looking information contained in this Prospectus and the documents incorporated by reference therein are expressly qualified in their entirety by this cautionary statement. Investors should read this entire Prospectus and consult their own professional advisors to ascertain and assess the income tax and legal risks and other aspects associated with holding the securities being offered for sale hereunder. Prospective purchasers should also carefully consider the matters discussed under the heading “Risk Factors” in this Prospectus and the documents incorporated herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered by this Prospectus. This Prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

The Cannabist Company Holdings Inc.

680 Fifth Ave., 24th Floor

New York, New York 10019

(212) 271-0915

Attn: Investor Relations

Our SEC filings are also available to the public at our website at www.cannabistcompany.com. Information on our website or any other website is not incorporated by reference into this Prospectus and does not constitute a part of Prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents that have been filed with, or furnished to, the SEC and some of which have also been filed by us with the securities commissions or similar regulatory authorities in Canada. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this Prospectus and any accompanying Prospectus Supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

(a) our Annual Report on Form 10-K for the fiscal year ended December   31, 2023; and

(b) our Current Reports on Form 8-K filed on January  19, 2024, January  24, 2024 and March 20, 2024.

We also incorporate by reference any future filings (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the initial registration statement of which this Prospectus forms a part until we sell all of the securities we are offering or the termination of the offering, excluding, in each case, information deemed furnished and not filed.

Any statement contained in this Prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this Prospectus but not delivered with the Prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: The Cannabist Company Holdings Inc., Attention: Investor Relations, 680 Fifth Ave., 24th Floor, New York, New York 10019, telephone (212) 271-0915.

You may also access the documents incorporated by reference in this Prospectus through our website at www.cannabistcompany.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this Prospectus or the registration statement of which it forms a part.

RISK FACTORS

An investment in the securities of the Company involves certain risks, including those set forth below and in the Annual Report. When evaluating the Company and its business, investors should carefully review the information set out in this Prospectus. The risks and uncertainties described are not the only ones the Company faces. Additional risks and uncertainties not presently known to the Company or that are currently considered immaterial may also have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company.

Prospective investors should carefully consider these risks, in addition to the information contained and incorporated herein by reference and in any Prospectus Supplement relating to an offering and the information incorporated by reference therein, before purchasing the Common Shares. Some of the risk factors described herein and in the documents incorporated herein by reference (including subsequently filed documents incorporated by reference herein), including the applicable Prospectus Supplement are interrelated and, consequently, investors should treat such risk factors as a whole. If any of the events identified in these risks and uncertainties were to actually occur, it could have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company. These are not the only risks and uncertainties that the Company faces. Additional risks and uncertainties not presently known to the Company or that are currently considered immaterial may also have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company. The Company cannot assure you that it will successfully address any or all of these risks.

You may experience future dilution as a result of future equity offerings.

The Company may need to raise additional financing in the future through the issuance of additional equity securities or convertible debt securities. If the Company raises additional funding by issuing additional equity securities or convertible debt securities, such financings may substantially dilute the interests of shareholders of the Company and reduce the value of their investment and the value of the Company’s securities.

There may not be an active, liquid market for the Common Shares.

There may not be an active, liquid market for the Common Shares. There is no guarantee that an active trading market for the Common Shares will be maintained on Cboe and/or the OTCQX. Investors may not be able to sell their Common Shares quickly or at the latest market price if trading in the Common Shares is not active.

Return on the Common Shares is not guaranteed.

There is no guarantee that the Common Shares will earn any positive return in the short term or long term. A holding of any such security is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in the Common Shares is appropriate only for holders who have the capacity to absorb a loss of some or all of their investment.

USE OF PROCEEDS

All of the Common Shares offered by the Selling Stockholders pursuant to this Prospectus will be sold by the Selling Stockholders for their own account. We will not receive any of the proceeds from these sales.

DESCRIPTION OF THE SHARE CAPITAL OF THE COMPANY

Description of the Company’s Securities

The authorized share capital of the Company consists of (i) an unlimited number of Common Shares of which 448,216,620 Common Shares are issued and outstanding as of April 1, 2024; (ii) an unlimited number of Proportionate Voting Shares, of which 7,701,826 are issued and outstanding on an as-converted basis as of April 1, 2024; and (iii) an unlimited number of Preferred Shares, issuable in series, none of which are issued and outstanding. All Proportionate Voting Shares are owned or controlled, directly or indirectly, by the former Old Columbia Care members.

Generally, except as described below, the Common Shares and Proportionate Voting Shares have the same rights, are equal in all respects and are treated by the Company as if they were shares of one class only.

Conversion Rights and Transfers

Issued and outstanding Proportionate Voting Shares, including fractions thereof, may at any time, subject to the FPI Condition (as defined below), at the option of the holder, be converted into Common Shares at a ratio of 100 Common Shares per Proportionate Voting Share with fractional Proportionate Voting Shares convertible into Common Shares at the same ratio. Further, the Company’s board of directors (the “Board”) may determine in the future that it is no longer advisable to maintain the Proportionate Voting Shares as a separate class of shares and may cause all of the issued and outstanding Proportionate Voting Shares to be converted into Common Shares at a ratio of 100 Common Shares per Proportionate Voting Share with fractional Proportionate Voting Shares convertible into Common Shares at the same ratio and the Board shall not be entitled to issue any more Proportionate Voting Shares under the Articles thereafter.

The Proportionate Voting Shares are not transferrable without Board approval, except to Permitted Holders (as defined below) and in compliance with U.S. securities laws.

Conversion Conditions

The right of the Proportionate Voting Shares to convert into Common Shares is subject to certain conditions in order to maintain the Company’s status as a “foreign private issuer” under U.S. securities laws. Unless otherwise waived by the Company, the right to convert the Proportionate Voting Shares is subject to the condition that the aggregate number of Common Shares and Proportionate Voting Shares (calculated as a single class) held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act) may not exceed fifty percent (50%) of the aggregate number of Common Shares and Proportionate Voting Shares issued and outstanding after giving effect to such conversions (calculated as a single class) (the “FPI Condition”). As of the date of filing, the Company is not a “foreign private issuer” under U.S. securities laws.

A holder of Common Shares may at any time, at the option of the holder and with the approval of the Board of the Company, convert such Common Shares into Proportionate Voting Shares on the basis of 100 Common Shares for one Proportionate Voting Share.

No fractional Common Shares will be issued on any conversion of any Proportionate Voting Shares and any fractional Common Shares will be rounded down to the nearest whole number.

For the purposes of the foregoing:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Permitted Holders” means (i) the initial holders of Proportionate Voting Shares; and (ii) any Affiliate or Person controlled, directly or indirectly, by one or more of the Persons referred to in clause (i) above.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company.

A Person is “controlled” by another Person or other Persons if: (i) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (ii) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

Voting Rights

All holders of Common Shares are entitled to receive notice of any meeting of shareholders of the Company, and to attend and vote at such meetings, except those meetings at which only holders of a specific class or series of shares are entitled to vote separately as a class under the BCBCA. A quorum for the transaction of business at a meeting of shareholders is present if shareholders who, in the aggregate, hold at least 25% of the voting rights attached to the issued shares of the Company entitled to vote at the meeting are present in person or represented by proxy.

On all matters upon which holders of Shares are entitled to vote:

•	each Common Share is entitled to one vote per Common Share; and

•

each Proportionate Voting Share is entitled to 100 votes per Proportionate Voting Share, and each fraction of a Proportionate Voting Share is entitled to the number of votes calculated by multiplying the fraction by 100.

The number of votes represented by fractional Proportionate Voting Shares will be rounded down to the nearest whole number. Unless a different majority is required by law or the Articles, resolutions to be approved by holders of Shares require approval by a simple majority of the total number of votes of all Shares cast at a meeting of shareholders at which a quorum is present based on the voting entitlements of each class of Shares described above.

Dividend Rights

Holders of Shares are entitled to receive dividends out of the assets available for the payment or distribution of dividends at such times and in such amount and form as the Board may from time to time determine, subject to any preferential rights of the holders of any outstanding Preferred Shares, on the following basis, and otherwise without preference or distinction among or between the Shares: each Proportionate Voting Share will be entitled to 100 times the amount paid or distributed per Common Share (including by way of share dividends, which holders of Proportionate Voting Shares will receive in Proportionate Voting Shares, unless otherwise determined by the Board) and each fraction of a Proportionate Voting Share will be entitled to the applicable fraction thereof. See “Conversion Rights and Transfers” above.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, the holders of Shares will be entitled to receive all of the Company’s assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding Preferred Shares, on the basis that each Proportionate Voting Share will be entitled to 100 times the amount distributed per Common Share (and each fraction of a Proportionate Voting Share will be entitled to the amount calculated by multiplying the fraction by the amount otherwise payable in respect of a whole Proportionate Voting Share), and otherwise without preference or distinction among or between the Shares. See “Conversion Rights and Transfers” above.

Pre-emptive and Redemption Rights

Holders of Shares will not have any pre-emptive or redemption rights.

Subdivision or Consolidation

No subdivision or consolidation of any class of Shares may be carried out unless, at the same time, the Common Shares and Proportionate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis, so as to preserve the relative rights of the holders of each class of Shares.

Certain Amendments

In addition to any other voting right or power to which the holders of Common Shares and Proportionate Voting Shares shall be entitled by law or regulation or other provisions of the Articles from time to time in effect, but subject to the provisions of the Articles, holders of Common Shares and Proportionate Voting Shares shall each be entitled to vote separately as a class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of the Company’s Articles which would prejudice or interfere with the rights or special rights attached to the Common Shares or Proportionate Voting Shares, or which would affect the rights or special rights of the holders of the Common Shares and the holders of Proportionate Voting Shares differently, on a per share basis, including an amendment to the terms of the Articles that provide that any Proportionate Voting Shares sold or transferred to a Person that is not a Permitted Holder shall be automatically converted into Common Shares.

Pursuant to the Articles, holders of Shares will be treated equally and identically, on a per share basis, in certain change of control transactions that require approval of our shareholders under the BCBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of the Common Shares and Proportionate Voting Shares, each voting separately as a class.

Issuance of Additional Proportionate Voting Shares

The Company may issue additional Proportionate Voting Shares upon the approval of the Board. Shareholder approval is not required in connection with a subdivision or consolidation on a pro rata basis as between the Common Shares and the Proportionate Voting Shares.

Take-Over Bid Protection

If an offer is being made for Proportionate Voting Shares (a “PVS Offer”) where: (i) by reason of applicable securities legislation or stock exchange requirements, the offer must be made to all holders of the class of Proportionate Voting Shares; and (ii) no equivalent offer is made for the Common Shares, the holders of Common Shares have the right, pursuant to the Articles, at their option, to convert their Common Shares into Proportionate Voting Shares for the purpose of allowing the holders of the Common Shares to tender to such PVS Offer, provided that such conversion into Proportionate Voting Shares will be solely for the purpose of tendering the Proportionate Voting Shares to the PVS Offer in question and that any Proportionate Voting Shares that are tendered to the PVS Offer but that are not, for any reason, taken up and paid for by the offeror will automatically be reconverted into the Common Shares that existed prior to such conversion.

In the event that holders of Common Shares are entitled to convert their Common Shares into Proportionate Voting Shares in connection with a PVS Offer pursuant to (ii) above, holders of an aggregate of Common Shares of less than 100 (an “Odd Lot”) will be entitled to convert all but not less than all of such Odd Lot of Common Shares into an applicable fraction of one Proportionate Voting Share, provided that such conversion into a fractional Proportionate Voting Share will be solely for the purpose of tendering the fractional Proportionate Voting Share to the PVS Offer in question and that any fraction of a Proportionate Voting Share that is tendered to the PVS Offer but that is not, for any reason, taken up and paid for by the offeror will automatically be reconverted into the Common Shares that existed prior to such conversion.

Compliance Provisions

The Company’s Articles contain certain provisions (the “Compliance Provisions”), including a combination of certain remedies such as a suspension of voting and/or dividend rights, a discretionary right to force a share transfer to a third party and/or a discretionary redemption right in favour of the Company, in each case to seek to ensure that the Company and its subsidiaries are able to comply with applicable regulatory and licensing regulations. The purpose of the Compliance Provisions is to provide the Company with a means of protecting itself from having a shareholder, or as determined by the Board, a group of shareholders acting jointly or in concert, with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over) (“Owning or Controlling”), five percent (5%) or more of the issued and outstanding shares of the Company, or such other number as is determined by the Board from time to time, and: (i) who a governmental authority granting licenses to, or otherwise governing the operations of, the Company or its subsidiaries has determined to be unsuitable to own Common Shares and/or Proportionate Voting Shares, as applicable; (ii) whose ownership of Common Shares and/or Proportionate Voting Shares, as applicable, may result in the loss, suspension or revocation (or similar action) with respect to any licenses or permits relating to the Company’s or its subsidiaries’ conduct of business (being the conduct of any activities relating to the cultivation, manufacturing and dispensing of cannabis and cannabis-derived products in the United States, which include the owning and operating of cannabis licenses) or in the Company or any of its affiliates being unable to obtain any new licenses or permits in the normal course, all as determined by the Board; or

(iii) who have not been determined by the applicable regulatory authority to be an acceptable person or otherwise have not received the requisite consent of such regulatory authority to own the Common Shares and/or Proportionate Voting Shares, as applicable, in each case within a reasonable time period acceptable to the Board or prior to acquiring any Common Shares and/or Proportionate Voting Shares, as applicable (in each case, an “Unsuitable Person”). The ownership restrictions in the Company’s notice of articles and articles are also subject to an exemption for applicable depositaries and clearing houses as well as underwriters (as defined in the Securities Act (Ontario)) in the course of a distribution of securities of the Company.

Notwithstanding the foregoing, the Compliance Provisions provide that any shareholder (or group of shareholders acting jointly or in concert) proposing to Own or Control five percent (5%) or more of the issued and outstanding shares of the Company (or such other number as is determined by the Board from time to time) will be required to provide not less than 30 days’ advance written notice to the Company by mail sent to the Company’s head office to the attention of the Corporate Secretary and to obtain all necessary regulatory approvals. Upon any such shareholder(s) Owning or Controlling five percent (5%) or more of the issued and outstanding shares of the Company (or such other number as is determined by the Board from time to time), and having not received the requisite approval of any applicable regulatory authority to own the Common Shares and/or Proportionate Voting Shares, as applicable, the Compliance Provisions provide: (i) that such shareholder(s) may, in the discretion of the Board, be prohibited from exercising any voting rights and/or receiving any dividends from the Company, unless and until all requisite regulatory approvals are obtained; and (ii) the Company with a right, but not the obligation, at its option, upon notice to the Unsuitable Person, to: (A) redeem any or all Common Shares and/or Proportionate Voting Shares, as applicable, directly or indirectly held by an Unsuitable Person; and/or (B) forcibly transfer any or all Common Shares and/or Proportionate Voting Shares, as applicable, directly or indirectly held by an Unsuitable Person to a third party. Such rights are required in order for the Company to comply with regulations in various jurisdictions where the Company or its subsidiaries conduct business or are expected to conduct business. Further, a holder of the Common Shares and/or Proportionate Voting Shares, as applicable, will be prohibited from acquiring five percent (5%) or more of the issued and outstanding shares of the Company, directly or indirectly, in one or more transactions, without providing 30 days’ advance written notice to the Company by mail sent to the Company’s registered office to the attention of the Corporate Secretary. The foregoing restrictions will not apply to the ownership, acquisition or disposition of Common Shares and/or Proportionate Voting Shares, as applicable, as a result of: (i) transfer of Common Shares and/or Proportionate Voting Shares, as applicable, occurring by operation of law including, inter alia, the transfer of Common Shares and/or Proportionate Voting Shares, as applicable, to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters who hold Common Shares and/or Proportionate Voting Shares, as applicable, for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with the foregoing restriction, or (iii) conversion, exchange or exercise of securities issued by the Company or a subsidiary into or for Common Shares and/or Proportionate Voting Shares, as applicable, in accordance with their respective terms. If the Board reasonably believes that any such holder of the Common Shares may have failed to comply with the foregoing restrictions, the Company may apply to the Supreme Court of British Columbia, or any other court of competent jurisdiction, for an order directing that such shareholder disclose the number of Common Shares and/or Proportionate Voting Shares, as applicable, directly or indirectly held.

Upon receipt by the holder of a notice to redeem or to transfer any or all of its Common Shares and/or Proportionate Voting Shares, the holder will be entitled to receive, as consideration therefor, no less than 95% of the lesser of: (i) the closing price of the Common Shares on Cboe (or the then principal exchange on which the Company’s securities are listed or quoted for trading) on the trading day immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified date); and (ii) the five-day volume weighted average price of the Common Shares on Cboe (or the then principal exchange on which the Company’s securities are listed or quoted for trading) for the five trading days immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified dates).

Notwithstanding the adoption of the proposed Compliance Provisions, the Company may not be able to exercise such rights in full or at all, including its redemption rights. Under the BCBCA, a corporation may not make any payment to redeem shares if there are reasonable grounds for believing that the company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the company to be unable to pay its liabilities as they become due in the ordinary course of its business. Furthermore, the Company may become subject to contractual restrictions on its ability to redeem its Common Shares and/or Proportionate Voting Shares, as applicable, by, for example, entering into a secured credit facility subject to such restrictions. In the event that restrictions prohibit the Company from exercising its redemption rights in part or in full, the Company will not be able to exercise its redemption rights absent a waiver of such restrictions, which the Company may not be able to obtain on acceptable terms or at all.

Preferred Shares

The Preferred Shares may at any time and from time to time be issued in one or more series. Subject to the provisions of the BCBCA and the Articles, the Board may, by resolution, from time to time before the issue thereof determine the maximum number of shares of each series, create an identifying name for each series, attach special rights or restrictions to the Preferred Shares of each series including, without limitation, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms or conditions of redemption or purchase, any conversion rights, any retraction rights, any rights upon liquidation, dissolution or winding up and any sinking fund or other provisions, the whole to be subject to filing a Notice of Alteration to the Notice of Articles to create the series and altering the Articles to include the special rights or restrictions attached to the Preferred Shares of the series. Except as provided in any special rights or restrictions attaching to any series of Preferred Shares issued from time to time, the holders of preferred shares will not be entitled to receive notice of, attend or vote at any meeting of shareholders.

Preferred Shares of each series, if and when issued, will, with respect to the payment of dividends, rank pari passu with the Preferred Shares of every other series and be entitled to preference over the Common Shares, the Proportionate Voting Shares and any other shares of the Company ranking junior to the Preferred Shares with respect to payment of dividends.

In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Shares will be entitled to preference with respect to distribution of the property or assets of the Company over the Common Shares, the Proportionate Voting Shares and any other shares of the Company ranking junior to the Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Preferred Shares.

Advance Notice Provisions

The Company’s Articles includes certain advance notice provisions with respect to the election of its directors (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of director nominations to the Board and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide the Company notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including an annual and special meeting), not fewer than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date (the “Notice Date”) of the annual meeting of shareholders is less than 50 days before the meeting date, not later than the close of business on the 15th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the Notice Date, provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described above, and the Notice Date in respect of the meeting is not fewer than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

Forum Selection

The Company’s Articles includes a forum selection provision that provides that, unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate courts therefrom, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or the Articles; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among the Company, its Affiliates and their respective shareholders, directors and/or officers, but excluding claims related to the Company’s business or the business carried on by such Affiliates. The forum selection provision also provides that the Company’s securityholders are deemed to have consented to the personal jurisdiction of the courts in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. The forum selection could apply to claims brought under the United States federal securities laws.

CGGC Warrants

As of the date hereof, 16,184,833 Common Share purchase warrants issued pursuant to the warrant agency agreement (the “Warrant Agreement”) between Canaccord Genuity Growth Corp. and Odyssey Trust Company, as warrant agent, dated September 20, 2018 are outstanding. The CGGC Warrants were issued as part of the initial public offering of the Company. The CGGC Warrants are governed by the terms of the Warrant Agreement. These warrants do not have a redemption feature and are traded separately from the Common Shares on the Cboe exchange. They can be converted into shares, on a one-for-one conversion ratio prior to their expiry on April 26, 2024, upon payment of a fixed exercise price of C$10.35 per warrant by the warrant holder.

Warrants

The chart below sets out the issued and outstanding common share purchase warrants (“Warrants”) of the Company as of December 31, 2023.

	December 31, 2023		December 31, 2022
Expiration	Number of Shares Issued and Exercisable	Exercise Price (Canadian Dollars)	Number of Shares Issued and Exercisable	Exercise Price (Canadian Dollars)
September 21, 2026	11,122,105	1.96
October 1, 2025	648,783	8.12	648,783	8.12
April 26, 2024	5,394,945	10.35	5,394,945	10.35
May 14, 2023	—	3.10	1,723,250	3.10
May 14, 2023	—	2.95	1,818,788	2.95
May 14, 2023	—	5.84	1,897,000	5.84

	17,165,833	$4.83	11,482,766	$7.22

CONSOLIDATED CAPITALIZATION

As at December 31, 2023, there were 420,265,306 Common Shares issued and outstanding and 9,807,881 Proportionate Voting Shares issued and outstanding, as well as 16,184,833 CGGC Warrants and 17,165,833 Warrants. There have been no material changes in the Company’s share or loan capital, on a consolidated basis, since December 31, 2023.

SELLING STOCKHOLDERS

On or about March 15, 2024, the Company entered into subscription agreements with institutional investors for the purchase of the March 2024 Notes in the March 2024 Offerings. The closing of the March 2024 Offerings occurred on March 19, 2024, generating an aggregate of US$15.6 million in gross proceeds to the Company. We are registering the Note Shares in order to permit the Selling Stockholders to offer the Note Shares for resale from time to time.

The table below sets forth certain information furnished to us by the Selling Stockholders with respect to the beneficial ownership of the shares of Common Shares held by the Selling Stockholders as of March 15, 2024. The Note Shares in the table below were rounded to the nearest whole share. The Selling Stockholders may have sold, transferred, or otherwise disposed of some or all of their Common Shares since the date on which the information in the following table is presented in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this Prospectus accordingly.

Other than the relationships described herein, to our knowledge, the Selling Stockholders are each not an employee or supplier of ours or our affiliates. Within the past three years, other than the relationships described herein, the Selling Stockholders have not held a position as an officer a director of ours, nor has any Selling Stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the Selling Stockholders, unless otherwise noted. The Shares being offered are being registered to permit public secondary trading of such shares and the Selling Stockholders may each offer all or part of the shares it owns for resale from time to time pursuant to this Prospectus. See “Plan of Distribution.” The Selling Stockholders do not have any family relationships with our officers, other directors or controlling stockholders.

To the extent the Selling Stockholders are affiliated of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any Selling Stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The term “Selling Stockholder” also includes any transferees, pledgees, donees, or other successors in interest to any Selling Stockholder named in the table below. Unless otherwise indicated, to our knowledge, the Selling Stockholders named in the table below have sole voting and investment power with respect to the shares of Common Shares set forth opposite their names. We will file a supplement to this Prospectus (or a post-effective amendment hereto, if necessary) to name any successors to the Selling Stockholders who are able to use this Prospectus to resell the Common Shares registered hereby.

Name of Selling Stockholder	Common Shares Beneficially Owned Before the Offering		Common Shares Offered for Resale	Common Shares Beneficially Owned After Completion of the Resale	% of Common Shares Beneficially Owned After Completion of the Resale
Arceus Partnership	6,557,377		6,557,377	—	—%
Black Maple Capital Partners LP(1)	4,918,033		4,918,033	—	—%
BPY Limited	14,553,183	(2)	8,196,721	6,356,462	1.4%
Exodus Acquisition LLC	4,918,033		4,918,033	—	—%
Intrepid Income Fund	6,901,877	(3)	6,557,377	344,500	Less than 1%
Nomis Bay Ltd	21,829,774	(4)	12,295,082	9,534,692	2.1%
Verition Canada Master Fund Ltd(5)	40,983,606		40,983,606	—	—%

(1)

Robert Barnard is the Chief Executive Officer/Chief Investment Officer of Black Maple Capital Management LP, the investment manager of Black Maple Capital Partners LP, and the control person of Black Maple Capital Management LP as the managing member of Black Maple Capital Holdings LLC, the general partner of Black Maple Capital Management LP.

(2)

Includes 674,954 Common Shares, 4,448,842 Common Shares underlying Common Share purchase warrants and 1,232,666 Common Shares convertible for $8,000,000 aggregate principal amount of 6.00% convertible notes due June 29, 2025 at a conversion price of $6.49 per Common Share.

(3)	Includes 36,000 Common Shares and 308,500 Common Shares underlying Common Share purchase warrants.

(4)

Includes 1,012,431 Common Shares, 6,673,263 Common Shares underlying Common Share purchase warrants and 1,848,998 Common Shares convertible for $12,000,000 aggregate principal amount of 6.00% convertible notes due June 29, 2025 at a conversion price of $6.49 per Common Share.

(5)

Manousos Vourkoutiotis, as President of Verition Advisors (Canada) ULC, the investment manager of Verition Canada Master Fund Ltd., may be deemed to have the power to vote or dispose of the securities. Verition Advisors (Canada) ULC, as investment manager, and Mr. Vourkoutiotis, in his individual capacity, disclaim beneficial ownership over these securities, except to the extent of any pecuniary interest therein.

PLAN OF DISTRIBUTION

The Selling Stockholders of the Common Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Shares covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the Common Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling Common Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with a Selling Stockholder to sell a specified number of Common Shares at a stipulated price per Common Share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Common Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this Prospectus.

In addition, a Selling Stockholder that is an entity may elect to make an in-kind distribution of Common Shares to its members, partners or stockholders pursuant to the Registration Statement of which this Prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable Common Shares pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the Common Shares acquired in the distribution. The Selling Stockholders also may transfer the Common Shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our Common Shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

Broker-dealers engaged by a Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of our Common Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Common Shares or interests therein, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares in the course of hedging the positions they assume. A Selling Stockholder may also sell Common Shares short and deliver these Common Shares to close out their short positions, or loan or pledge the Common Shares to broker-dealers that in turn may sell these Common Shares. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Shares offered by this Prospectus, which Common Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

Any Selling Stockholder and any broker-dealers or agents that are involved in selling the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Common Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Shares.

We will pay all expenses of the registration of the Note Shares pursuant to the Subscription Agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act. We may be indemnified by the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act or the Exchange Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this Prospectus.

Once sold hereunder, the Common Shares will be freely tradable in the hands of persons, other than our affiliates.

LEGAL MATTERS

The validity of the Common Shares offered by this Prospectus will be passed upon by Stikeman Elliott LLP.

AUDITOR, TRANSFER AGENT AND REGISTRAR

The auditor of the Company is Davidson & Company LLP, having an address at 1200 – 609 Granville Street, Vancouver, British Columbia, V7Y 1G6. Davidson & Company LLP is independent of the Company within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.

The transfer agent and registrar of the Common Shares is Odyssey Trust Company at its principal offices located at 350 – 300 5th Avenue SW, Calgary, Alberta.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commissions and expenses reimbursed by us, if any, to be incurred in connection with a distribution of an assumed amount of 84,426,229 Common Shares under this Registration Statement:

Amount to be paid
SEC registration fee	4,242
Legal fees and expenses	25,000
Accounting fees and expenses	7,500
Miscellaneous expenses	5,000

Total	$41,742

Item 15. Indemnification of Directors and Officers.

The Company is subject to the provisions of Part 5, Division 5 of the BCBCA.

Under Section 160 of the BCBCA, we may, subject to Section 163 of the BCBCA:

(a)	indemnify an individual who:

(i)	is or was a director or officer of our company,

(ii)	is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of our company; or (B) at our request, or

(iii)

at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our Articles;

(b)

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our Articles;

(c)

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

(d)

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of our company or an eligible party, the court may do one or more of the following:

(a)	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d)	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e)	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under Article 20.2 of our Articles, and subject to the BCBCA, we must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding to the fullest extent permitted by the BCBCA. Each of our directors and officers is deemed to have contracted with the Company on the terms of the indemnity contained in Article 20.2 of our Articles.

Under Article 20.4 of our Articles, and subject to any restrictions in the BCBCA, we may indemnify any person.

We have entered into indemnification agreements with each of our directors and executive officers. Under these indemnification agreements, each director and executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification and contribution for certain expenses to the fullest extent permitted by applicable law. We believe that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Pursuant to Article 20.5 of our Articles, the failure of a director or officer of the Company to comply with the BCBCA or our Articles does not invalidate any indemnity to which he or she is entitled under our Articles.

Under Article 20.6 of our Articles, we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (1) is or was a director, officer, employee or agent of the Company; (2) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (3) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (4) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her by reason of having been a director, officer, employee or agent or person who holds or held such equivalent position.

We have an insurance policy covering our directors and officers, within the limits and subject to the limitations of the policy, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits

Exhibit No.	Exhibit Description

4.1	Trust Indenture made as of May 14, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.2	First Supplemental Indentures dated as of June 19, 2020 between Columbia Care Inc and Odyssey Trust Company (incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.3	Second Supplemental Indenture dated June 29, 2021 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.10 of the Registrant’s amended Registration Statement on Form 10, filed with the SEC on January 28, 2022)

4.4	Third Supplemental Indenture dated February 2, 2022 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.11 of the Registrant’s amended Registration Statement on Form 10, filed with the SEC on February 15, 2022)

4.5	Fourth Supplemental Indenture dated February 3, 2022 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.12 of the Registrant’s amended Registration Statement on Form 10, filed with the SEC on February 15, 2022)

4.6	Fifth Supplemental Indenture dated May 5, 2022 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K, filed with the SEC on May 11, 2022)

4.7	Sixth Supplemental Indenture dated September 30, 2023 between The Cannabist Company Holdings Inc. and Odyssey Trust Company

4.8	Seventh Supplemental Indenture dated March 15, 2024 between The Cannabist Company Holdings Inc. and Odyssey Trust Company

5.1	Opinion of Stikeman Elliott LLP

23.1	Consent of Stikeman Elliott LLP (contained in Exhibit 5.1)

23.2	Consent of Davidson & Company LLP

24.1	Power of Attorney (included as part of signature page to this Registration Statement).

107	Filing Fee Table

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference if necessary or required by the transaction.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 2, 2024.

The Cannabist Company Holdings Inc.

By:	/s/ David Sirolly
David Sirolly
Chief Legal Officer and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Hart and Derek Watson, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Hart David Hart	Chief Executive Officer (Principal Executive Officer)	April 2, 2024

/s/ Derek Watson Derek Watson	Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2024

/s/ Michael Abbott Michael Abbott	Chairman and Director	April 2, 2024

/s/ Jeff Clarke Jeff Clarke	Director	April 2, 2024

/s/ Julie Hill Julie Hill	Director	April 2, 2024

/s/ James A.C. Kennedy James A.C. Kennedy	Director	April 2, 2024

/s/ Jonathan P. May Jonathan P. May	Director	April 2, 2024

/s/ Rosemary Mazanet Rosemary Mazanet	Director	April 2, 2024

/s/ Frank Savage Frank Savage	Director	April 2, 2024

/s/ Nicholas Vita Nicholas Vita	Director	April 2, 2024

/s/ Alison Worthington Alison Worthington	Director	April 2, 2024